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                                                                  EXHIBIT (A)(9)

FOR IMMEDIATE RELEASE:

CONTACT:  JOSEPH P. DOHERTY
       MACKENZIE PARTNERS, INC.
       (212) 929-5500

                 HILLTOPPER HOLDING CORP. EXTENDS TENDER OFFER
                     FOR CENTENNIAL HEALTHCARE CORPORATION

    NEW YORK, New York (April 14, 2000)--Hilltopper Holding Corp. announced today that it is extending the $5.50 per share cash tender offer made by its wholly owned subsidiary, Hilltopper Acquisition Corp., for all the outstanding shares of common stock of Centennial HealthCare Corporation (NASDAQ: CTEN) to allow Centennial HealthCare Corporation additional time to obtain certain required regulatory approvals and certain other consents. The tender offer, as extended, will expire at 5:00 p.m., New York City time, on Monday, May 1, 2000, unless further extended. As of midnight on April 13, 2000, approximately 6,086,723 shares of Centennial HealthCare Corporation's common stock representing approximately 51% of the outstanding shares, had been validly tendered and not withdrawn in connection with the tender offer. These shares, when taken together with the 4,710,252 shares being contributed to Hilltopper Holding Corp. by certain shareholders of Centennial HealthCare Corporation, represent approximately 90.6% of the outstanding shares.